Exhibit 99.1

Nucor Reports Results for First Quarter of 2019

CHARLOTTE, N.C., April 23, 2019 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $501.8 million, or $1.63 per diluted share, for the first quarter of 2019. By comparison, Nucor reported consolidated net earnings of $646.8 million, or $2.07 per diluted share, for the fourth quarter of 2018 and $354.2 million, or $1.10 per diluted share, for the first quarter of 2018.

"Our diversified business model helped us to once again deliver a significant year-over-year improvement in first quarter earnings," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "Our plate, bar, and structural mills were strong contributors in the first quarter, and several of our downstream businesses also increased earnings as compared to the year ago period."

Mr. Ferriola continued, "While we are focused on bringing new projects online to drive incremental earnings growth and margin expansion, we are also actively evaluating other profitable growth opportunities. We will remain disciplined and opportunistic, consistent with our focus on shareholder value creation. Overall, Nucor is well-positioned for continued growth and success, we are building on our strong momentum and we remain confident in our near-and long-term prospects."

Selected Segment Data
Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarters of 2019 and 2018 were as follows (in thousands):

	Three Months (13 Weeks) Ended
	March 30, 2019	March 31, 2018

Steel mills	$ 689,398	$ 560,503
Steel products	77,433	85,814
Raw materials	53,223	74,547
Corporate/eliminations	(130,438)	(204,952)
	$ 689,616	$ 515,912

Financial Review
Nucor's consolidated net sales decreased 3% to $6.10 billion in the first quarter of 2019 compared with $6.30 billion in the fourth quarter of 2018, and increased approximately 10% compared with $5.57 billion in the first quarter of 2018. Included in the first quarter of 2019 results was a benefit of $33.7 million, or $0.08 per diluted share, related to the gain on the sale of an equity method investment in the raw materials segment. Included in the first quarter of 2018 results was an expense of $21.8 million, or $0.07 per diluted share, related to the write off of deferred tax assets due to the change in the tax status of a subsidiary.

Average sales price per ton in the first quarter of 2019 decreased 4% compared with the fourth quarter of 2018 and increased 13% compared with the first quarter of 2018. A total of 6,767,000 tons were shipped to outside customers in the first quarter of 2019, a 1% increase from fourth quarter of 2018 and a 3% decrease from the first quarter of 2018. Total steel mill shipments in the first quarter of 2019 increased 2% from the fourth quarter of 2018 and decreased 4% from the first quarter of 2018. Downstream steel products shipments to outside customers in the first quarter of 2019 decreased 2% from the fourth quarter of 2018 and decreased 3% from the first quarter of 2018.

The average scrap and scrap substitute cost per ton used during the first quarter of 2019 was $352, a 2% decrease compared to $359 in the fourth quarter of 2018 and an increase of 4% compared to $337 in the first quarter of 2018.

Pre-operating and start-up costs related to the Company's growth projects were $19.6 million, or $0.05 per diluted share, in the first quarter of 2019, compared with $17.4 million, or $0.04 per diluted share, in the fourth quarter of 2018 and $2.3 million, or $0.01 per diluted share, in the first quarter of 2018.

Overall operating rates at the Company's steel mills decreased to 87% in the first quarter of 2019 as compared to 88% in the fourth quarter of 2018 and 92% in the first quarter of 2018.

Nucor's liquidity position remains very strong with $1.6 billion in cash and cash equivalents as of March 30, 2019.

During the first quarter of 2019, Nucor repurchased approximately 1.2 million shares of its common stock for an average price of $60.69 per share. At March 30, 2019, Nucor had approximately 304,786,000 shares outstanding and approximately $1.4 billion available under its share repurchase program.

First Quarter Highlights
In February 2019, Nucor's board of directors declared a cash dividend of $0.40 per share payable on May 10, 2019 to stockholders of record on March 29, 2019. This dividend is Nucor's 184th consecutive quarterly cash dividend, a record the Company expects to continue.

In March 2019, Nucor announced its plans to build a new state of the art steel plate mill in Brandenburg, Kentucky. The new plate mill will have an estimated annual capacity of 1.2 million tons and employ approximately 400 people. The project is expected to take approximately three years to complete. The new plate mill will significantly strengthen Nucor's plate product portfolio, giving the Company the ability to produce approximately 97 percent of the products demanded in the current domestic plate market, including the specialty higher-margin products. The new plate mill will complement Nucor's existing plate mills in North Carolina, Alabama and Texas and is expected to be fully operational in 2022.

First Quarter of 2019 Analysis
As expected, earnings from the Company's steel mills segment in the first quarter of 2019 decreased from the fourth quarter of 2018 primarily due to lower average selling prices and margins for sheet products. In addition, unusually challenging winter conditions delayed shipments to certain construction customers of the Company's steel mills and steel products segments.

The performance of the raw materials segment decreased in the first quarter of 2019 as compared to the fourth quarter of 2018 due primarily to margin compression in Nucor's DRI businesses, which has experienced declining average selling prices since the fourth quarter of 2018.

Second Quarter of 2019 Outlook
Earnings in the second quarter of 2019 are expected to be similar to the first quarter of 2019, excluding the gain on the sale of the equity method investment. The performance of the steel mills segment in the second quarter of 2019 is anticipated to be consistent compared to the first quarter of 2019 as weakening margins for sheet and plate mill products are expected to be offset by improving margins for structural and bar mill products.

The profitability of Nucor's steel products segment in the second quarter of 2019 is expected to significantly improve as compared to the first quarter of 2019, as typical seasonal patterns and improved weather conditions should benefit nonresidential construction markets.

The performance of the raw materials segment is expected to decrease in the second quarter of 2019 as compared to the first quarter of 2019 due to further margin compression in the Company's DRI businesses.

About Nucor
Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward-Looking Statements
Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's 2018 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Broadcast of Conference Call
You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 23, 2019 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended
	March 30, 2019	March 31, 2018	Percentage Change
Steel mills total shipments
Sheet	2,644	2,698	-2%
Bars	2,001	2,242	-11%
Structural	564	601	-6%
Plate	606	596	2%
Other	174	131	33%
	5,989	6,268	-4%

Sales tons to outside customers:
Steel mills	4,772	5,016	-5%
Joist	110	105	5%
Deck	106	106	-
Cold finished	143	147	-3%
Fabricated concrete
reinforcing steel	259	290	-11%
Piling	138	126	10%
Tubular products	263	284	-7%
Other	976	893	9%
	6,767	6,967	-3%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	March 30, 2019	March 31, 2018

Net sales	$ 6,096,624	$ 5,568,419

Costs, expenses and other:
Cost of products sold	5,200,732	4,842,013
Marketing, administrative and other expenses	180,739	182,960
Equity in earnings of unconsolidated affiliates	(2,906)	(9,580)
Interest expense, net	28,443	37,114
	5,407,008	5,052,507
Earnings before income taxes and
noncontrolling interests	689,616	515,912
Provision for income taxes	158,823	135,800
Net earnings	530,793	380,112
Earnings attributable to
noncontrolling interests	28,987	25,933
Net earnings attributable to
Nucor stockholders	$ 501,806	$ 354,179

Net earnings per share:
Basic	$1.63	$1.11
Diluted	$1.63	$1.10

Average shares outstanding:
Basic	306,585	319,421
Diluted	307,180	320,474

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 30, 2019	Dec. 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$ 1,550,807	$ 1,398,886
Short-term investments	50,000	-
Accounts receivable, net	2,483,138	2,505,568
Inventories, net	4,445,228	4,553,500
Other current assets	121,170	178,311

Total current assets	8,650,343	8,636,265

Property, plant and equipment, net	5,573,237	5,334,748

Goodwill	2,183,677	2,184,336

Other intangible assets, net	806,888	828,504

Other assets	872,553	936,735

Total assets	$ 18,086,698	$ 17,920,588

LIABILITIES
Current liabilities:
Short-term debt	$ 71,438	$ 57,870
Accounts payable	1,429,776	1,428,191
Salaries, wages and related accruals	371,913	709,397
Accrued expenses and other current liabilities	694,888	610,842

Total current liabilities	2,568,015	2,806,300

Long-term debt due after one year	4,233,792	4,233,276

Deferred credits and other liabilities	782,225	679,044

Total liabilities	7,584,032	7,718,620

EQUITY
Nucor stockholders' equity:
Common stock	152,061	152,061
Additional paid-in capital	2,083,339	2,073,715
Retained earnings	10,714,279	10,337,445
Accumulated other comprehensive loss,
net of income taxes	(308,787)	(304,133)
Treasury stock	(2,526,701)	(2,467,010)
Total Nucor stockholders' equity	10,114,191	9,792,078

Noncontrolling interests	388,475	409,890

Total equity	10,502,666	10,201,968

Total liabilities and equity	$ 18,086,698	$ 17,920,588

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	March 30, 2019	March 31, 2018

Operating activities:
Net earnings	$ 530,793	$ 380,112
Adjustments:
Depreciation	158,171	158,665
Amortization	21,500	22,453
Stock-based compensation	12,492	10,463
Deferred income taxes	19,948	29,988
Distributions from affiliates	26,034	25,150
Equity in earnings of unconsolidated affiliates	(2,906)	(9,580)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	21,958	(343,982)
Inventories	107,907	(246,933)
Accounts payable	(11,397)	157,836
Federal income taxes	105,573	86,746
Salaries, wages and related accruals	(325,866)	(171,626)
Other operating activities	(13,499)	28,629

Cash provided by operating activities	650,708	127,921

Investing activities:
Capital expenditures	(288,786)	(172,203)
Investment in and advances to affiliates	(29)	(55,901)
Divestiture of affiliates	67,591	-
Disposition of plant and equipment	12,910	5,967
Acquisitions (net of cash acquired)	(9,495)	-
Purchases of investments	(50,000)	-
Proceeds from the sale of investments	-	50,000
Other investing activities	2,176	975

Cash used in investing activities	(265,633)	(171,162)

Financing activities:
Net change in short-term debt	13,568	21,203
Issuance of common stock	3,137	15,312
Payment of tax withholdings on certain stock-based compensation	(1,364)	(4,430)
Distributions to noncontrolling interests	(50,402)	(24,793)
Cash dividends	(123,400)	(121,787)
Acquisition of treasury stock	(72,830)	(29,193)
Other financing activities	(1,947)	(1,844)

Cash used in financing activities	(233,238)	(145,532)

Effect of exchange rate changes on cash	84	(77)

Increase (decrease) in cash and cash equivalents	151,921	(188,850)

Cash and cash equivalents - beginning of year	1,398,886	949,104

Cash and cash equivalents - end of three months	$ 1,550,807	$ 760,254

Non-cash investing activity:
Change in accrued plant and equipment purchases and assets recorded
under capital lease arrangements	$ 12,925	$ (9,396)

CONTACT: For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841; For Media Inquiries - Katherine Miller, 704-353-9015